UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                           Commission File Number: 333-127233-28

            Merrill Lynch Mortgage Investors, Inc., as Depositor for
                    Ownit Mortgage Loan Trust, Series 2006-1
             (Exact name of registrant as specified in its charter)


             250 Vesey Street, 4 World Financial Center, 10th Floor
                     New York, New York 10080 (212) 449-0357
(Address,  including zip code,  and telephone  number,  including  area code, of registrant's principal executive offices)


                    Ownit Mortgage Loan Trust, Series 2006-1
          Ownit Mortgage Loan Asset-Backed Certificates, Series 2006-1
            (Title of each class of securities covered by this Form)

                                      None
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)  [ ]                Rule 12h-3(b)(1)(i)  [ ]
        Rule 12g-4(a)(1)(ii) [ ]                Rule 12h-3(b)(1)(ii) [ ]
        Rule 12g-4(a)(2)(i)  [ ]                Rule 12h-3(b)(2)(i)  [ ]
        Rule 12g-4(a)(2)(ii) [ ]                Rule 12h-3(b)(2)(ii) [ ]
                                                Rule 15d-6           [X]

     Approximate  number of holders of record as of the  certification or notice
date:   67

     Pursuant to the requirements of the Securities Exchange Act of 1934 Ownit Mortgage Loan Trust, Series 2006-1 has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: January 22, 2007                  By:    Litton Loan Servicing LP
                                               (Servicer)

                                        By:    /s/ Elizabeth Folk
                                               -----------------------------
                                        Name:  Elizabeth Folk
                                        Title: Senior Vice President